Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33348814, 33366382, 333107818, 333117969, 333151764, 333162322, 333167628, 333176237, 333184727, 333188689, 333189701, 333-200385, and 333-207442 on Form S8 of our reports dated February 29, 2016, relating to the consolidated financial statements of Ixia and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of Ixia and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Ixia and subsidiaries’ internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10K of Ixia for the year ended December 31, 2015.

/s/ Deloitte & Touche, LLP

Los Angeles, California
February 29, 2016